Exhibit 99.1

News Release

Peabody Announces Proposed Convertible Senior Notes Offering

ST. LOUIS, Feb. 23, 2022 /PRNewswire/ — Peabody (NYSE: BTU) today announced its intention to offer, subject to market and other conditions, $250,000,000 aggregate principal amount of convertible senior notes due 2028 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Peabody also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $37,500,000 principal amount of notes.

The notes will be senior, unsecured obligations of Peabody, will accrue interest payable semi-annually in arrears and will mature on March 1, 2028, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Peabody will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Peabody’s election.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Peabody’s option at any time, and from time to time, on or after March 1, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Peabody’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Peabody to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Peabody intends to use the net proceeds from the offering of the notes to redeem all $62.618 million aggregate accreted value of Peabody’s outstanding 8.500% Senior Secured Notes due 2024 (the “2024 Notes”), with the remaining net proceeds, together with available cash, used to redeem a portion of Peabody’s outstanding 6.375% Senior Secured Notes due 2025 (the “2025 Notes”) and pay related premiums, fees and expenses relating to the offering of the notes and the redemptions.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. This press release does not constitute a notice of redemption for either of the 2024 Notes or the 2025 Notes.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future.

Contact:
Alice Tharenos
314.342.7890

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Peabody’s common stock and risks relating to Peabody’s business, including those described in Peabody’s most recent Annual Report on Form 10-K and in other periodic reports that Peabody files from time to time with the SEC. Peabody may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
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